Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated November 22, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1A dated May 16, 2024

$2,901,000 Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers, Due December 24, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Geared Buffer Digital Notes (the “Notes”) linked to the performance of the least performing of the Russell 2000® Index, the S&P 500® Futures Excess Return Index and the Utilities Select Sector SPDR® Fund (each, an “Underlier”).

•	Contingent Fixed Return — If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value (75% of its Initial Underlier Value), at maturity, investors will receive a fixed return equal to the Digital Return of 8.20%.
•	Principal at Risk — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, investors will lose approximately 1.33333% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage of 25%.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017GYM7

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$2,901,000
Underwriting discounts and commissions(1)	0.06%	$1,740.60
Proceeds to Royal Bank of Canada	99.94%	$2,899,259.40

(1) We or one of our affiliates may pay varying selling concessions of up to $0.60 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $999.40 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $5.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $993.07 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underliers:	The Russell 2000® Index (the “RTY Index”), the S&P 500® Futures Excess Return Index (the “SPXFP Index”) and the Utilities Select Sector SPDR® Fund (the “XLU Fund”). We refer to each of the RTY Index and the SPXFP Index as an “Index.”
	Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)
	RTY Index	RTY	2,406.670	1,805.003
	SPXFP Index	SPXFP	507.32	380.49
	XLU Fund	XLU UP	$81.45	$61.09
(1) With respect to each Underlier, the closing value of that Underlier on the Trade Date
(2) With respect to each Underlier, 75% of its Initial Underlier Value (rounded to three decimal places for the RTY Index and rounded to two decimal places for the SPXFP Index and the XLU Fund)
Trade Date:	November 22, 2024
Issue Date:	November 27, 2024
Valuation Date:*	December 19, 2025
Maturity Date:*	December 24, 2025
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, an amount equal to:

$1,000 + ($1,000 × Digital Return)

•

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage) × Downside Multiplier]

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Digital Return:	8.20%
Buffer Percentage:	25%
Downside Multiplier:	100% / 75%, which is approximately 1.33333
Underlier Return:	With respect to each Underlier, the Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
P-2	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, for purposes of the Notes:

•	a market disruption event will occur with respect to the SPXFP Index if one or more of the following events occurs, in each case as determined by the Calculation Agent in its sole discretion: (i) the occurrence of a market disruption event with respect to the S&P 500® Index pursuant to the provisions of “General Terms of the Notes—Indices—Market Disruption Events” in the accompanying product supplement; or (ii) the occurrence of a market disruption event with respect to the SPXFP Index pursuant to the provisions of “General Terms of the Notes—Indices—Market Disruption Events” in the accompanying product supplement, where “components” as used in that section means, for this purpose, any futures contract included in the SPXFP Index;

•	“scheduled trading day” as used in the accompanying product supplement means, with respect to the SPXFP Index, any day on which the exchanges on which all futures contracts included in the SPXFP Index are scheduled to be open for trading, as determined by the Calculation Agent in its sole discretion; and

•	“Fallback Value” as used in the accompanying product supplement means, with respect to the SPXFP Index and the Final Disrupted Determination Date (as defined in the accompanying product supplement) for a Determination Date (as defined in the accompanying product supplement), the closing value of the SPXFP Index on that Final Disrupted Determination Date determined by the Calculation Agent in accordance with the formula for and method of calculating the closing value of the SPXFP Index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the closing price that would have prevailed but for that suspension or limitation) on that Final Disrupted Determination Date of each futures contract most recently constituting the SPXFP Index, as well as any futures contract required to roll any expiring futures contract in accordance with the method of determining the composition of the SPXFP Index.

P-5	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Least Performing Underlier, based on its Buffer Value of 75% of its Initial Underlier Value, the Digital Return of 8.20%, the Buffer Percentage of 25% and the Downside Multiplier of 1.33333. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,082.0000	108.20000%
40.00%	$1,082.0000	108.20000%
30.00%	$1,082.0000	108.20000%
20.00%	$1,082.0000	108.20000%
10.00%	$1,082.0000	108.20000%
8.20%	$1,082.0000	108.20000%
5.00%	$1,082.0000	108.20000%
2.00%	$1,082.0000	108.20000%
0.00%	$1,082.0000	108.20000%
-5.00%	$1,082.0000	108.20000%
-10.00%	$1,082.0000	108.20000%
-20.00%	$1,082.0000	108.20000%
-25.00%	$1,082.0000	108.20000%
-25.01%	$999.8667	99.98667%
-30.00%	$933.3333	93.33333%
-40.00%	$800.0000	80.00000%
-50.00%	$666.6667	66.66667%
-60.00%	$533.3333	53.33333%
-70.00%	$400.0000	40.00000%
-80.00%	$266.6667	26.66667%
-90.00%	$133.3333	13.33333%
-100.00%	$0.0000	0.00000%

Example 1 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 2%, resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	2%
	Payment at Maturity:	$1,000 + ($1,000 × 8.20%) = $1,000 + $82 = $1,082

In this example, the payment at maturity is $1,082 per $1,000 principal amount of Notes, for a return of 8.20%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, investors receive a return equal to the Digital Return.

P-6	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
Example 2 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 20%, resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	20%
	Payment at Maturity:	$1,000 + ($1,000 × 8.20%) = $1,000 + $82 = $1,082

In this example, the payment at maturity is $1,082 per $1,000 principal amount of Notes, for a return of 8.20%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, investors receive a return equal to the Digital Return. This example illustrates that investors will not receive a return at maturity in excess of the Digital Return. Accordingly, the return on the Notes may be less than the return of the Least Performing Underlier.

Example 3 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 10% (i.e., its Final Underlier Value is below its Initial Underlier Value but above its Buffer Value), resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	-10%
	Payment at Maturity:	$1,000 + ($1,000 × 8.20%) = $1,000 + $82 = $1,082

In this example, the payment at maturity is $1,082 per $1,000 principal amount of Notes, for a return of 8.20%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, even though the Underlier Return is negative, investors receive a return equal to the Digital Return.

Example 4 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 50% (i.e., its Final Underlier Value is below its Buffer Value).
	Underlier Return of the Least Performing Underlier:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 25%) × 1.33333] = $1,000 – $333.3333 = $666.6667

In this example, the payment at maturity is $666.6667 per $1,000 principal amount of Notes, representing a loss of 33.33333% of the principal amount.

Because the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity.

P-7	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose approximately 1.33333% of the principal amount of your Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage. You could lose some or all of your principal amount at maturity.

•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Digital Return, regardless of any appreciation in the value of the Least Performing Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Least Performing Underlier.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underliers Perform Better — Any payment on the Notes will be determined solely by the performance of the Least Performing Underlier. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underliers will not be combined, and the adverse performance of one Underlier will not be mitigated by any appreciation of any other Underlier. The Underliers may be uncorrelated and may not perform similarly over the term of the Notes, which may adversely affect your return on the Notes.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

P-8	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underliers

•	You Will Not Have Any Rights to the XLU Fund, the Securities Composing the XLU Fund, the Futures Contracts Included in the SPXFP Index or the Securities Included in the RTY Index or the Reference Index — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the XLU Fund, the futures contracts included in the SPXFP Index or the securities composing the XLU Fund, the RTY Index or the S&P 500® Index (with respect to the SXPFP Index, the “Reference Index”). The RTY Index is a price return index and its return does not reflect regular cash dividends paid by its components.

•	The XLU Fund and the Underlying Index Are Different — The performance of the XLU Fund will not exactly replicate the performance of the Underlying Index (as defined below). The XLU Fund is subject to management risk, which is the risk that the investment strategy for the XLU Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The XLU Fund’s investment adviser may have the right to use a portion of the XLU Fund’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the XLU Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the XLU Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the XLU Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the XLU Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the XLU Fund and the liquidity of the XLU Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the XLU Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the XLU Fund. As a result, under these circumstances, the market value of the XLU Fund may vary substantially from the net asset value per share of the XLU Fund.

•	The SPXFP Index Reflects the Price Return of the Futures Contracts Composing the SPXFP Index, Not the Total Return — The return on the Notes is based on the performance of the SPXFP Index, which reflects changes in the market prices of the futures contracts composing the SPXFP Index and positive or negative yields associated with rolling those futures contracts. The SPXFP Index is not a “total return” index that, in addition to reflecting those price and roll returns, would also reflect interest on a hypothetical cash position collateralizing the futures contracts composing the SPXFP Index.

•	The Performance of the SPXFP Index Will Differ from the Performance of the Reference Index — A variety of factors can lead to a disparity between the performance of an equity index futures contract and the index referenced by those futures contracts, including the expected dividend yields of the equity securities included in that index, an implicit financing cost associated with the futures contract and policies of the exchange on which the futures contracts are traded, such as margin requirements. A decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the SPXFP Index. In addition, the implicit financing cost will negatively affect the performance of the SPXFP Index, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the SPXFP Index is likely to underperform the Reference Index, perhaps significantly.

•	Negative Roll Returns Associated with the Futures Contracts Composing the SPXFP Index May Adversely Affect the Level of the SPXFP Index and the Value of the Notes — Unlike equity securities, the futures contracts

P-10	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

composing the SPXFP Index, by their terms, have stated expirations. As the futures contracts composing the SPXFP Index approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, a futures contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns on the futures contracts composing the SPXFP Index and, therefore, the value of the SPXFP Index and any payments on, and the value of, the Notes. Because of the potential effects of negative roll returns, it is possible for the value of the SPXFP Index to decrease significantly over time, even when the levels of the Reference Index are stable or increasing.

•	The SPXFP Index Is Subject to Significant Risks Associated with Futures Markets — Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the value of the SPXFP Index. These factors and others can cause the prices of the futures contracts composing the SPXFP Index to be volatile and could adversely affect the value of the SPXFP Index and any payments on, and the value of, your Notes.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the RTY Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•	The Equity Securities Composing the XLU Fund Are Concentrated in the Utilities Sector — All or substantially all of the equity securities composing the XLU Fund are issued by companies whose primary line of business is directly associated with the utilities sector. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Utility companies may be affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities and rate caps or rate changes. In addition, natural disasters, terrorist attacks, government intervention or other factors may negatively impact profitability. Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices. Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes.

P-11	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement as supplemented by “Supplemental Terms of the Notes” in this pricing supplement.

•	Adjustments to the XLU Fund or to the Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of the XLU Fund may add, remove or substitute the component securities held by the XLU Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the XLU Fund and, consequently, the value of the Notes.

•	Adjustments to an Index or the Reference Index Could Adversely Affect Any Payments on the Notes — The sponsor of the RTY Index or the Reference Index may add, delete, substitute or adjust the securities composing the RTY Index or the Reference Index, as applicable, or the sponsor of an Index or the Reference Index may make methodological changes to that Index or the Reference Index, as applicable, that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of an Index in the event of certain material changes in, or modifications to, that Index. In addition, the sponsor of an Index may also discontinue or suspend calculation or publication of that Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Index. Any of these actions could adversely affect the value of an Index and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to the XLU Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the XLU Fund. However, the Calculation Agent might not make adjustments in response to all such events that could affect the XLU Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If the XLU Fund is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting the XLU Fund, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the XLU Fund upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the XLU Fund, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the XLU Fund and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

P-12	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

INFORMATION REGARDING THE UNDERLIERS

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The SPXFP Index measures the performance of a rolling position in the nearest maturing quarterly E-mini® S&P 500® futures contracts trading on the Chicago Mercantile Exchange. E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPXFP Index, see “Indices—The S&P 500® Futures Excess Return Index” in the accompanying underlying supplement.

According to publicly available information, the XLU Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Utilities Select Sector Index (with respect to the XLU Fund, the “Underlying Index”). The Underlying Index is a capped modified market capitalization-based index that measures the performance of the GICS® utilities sector, which currently includes companies in the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. For more information about the XLU Fund, see “Exchange-Traded Funds—The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Underliers for the period from January 1, 2014 to November 22, 2024. Each red line represents the Buffer Value of the relevant Underlier. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underliers will result in the return of all of your initial investment.

Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

S&P 500® Futures Excess Return Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Utilities Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In particular, there is a risk that the Notes could be characterized as debt instruments for U.S. federal income tax purposes, in which case the tax consequences of an investment in the Notes could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

P-16	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

P-17	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

P-18	RBC Capital Markets, LLC